THE REGENCY GROUP LIMITED, INC.

                              A Nevada Corporation

                                   Exhibit 23

                   Consents of Independent Public Accountants

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James E. Slayton, CPA
3867 WEST MARKET STREET
SUITE 208
AKRON, OHIO 44333

April 22, 1999

To Whom It May Concern:


The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of April 22, 1999, on the Financial Statements of The Regency Group Limited, Inc. from the inception date of February 1, 1999 through April 7, 1999, in any filings that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Professionally,

/S/James E. Slayton, CPA
Ohio License ID# 04-1 -1 5582